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                                                                    EXHIBIT 99.1

WALID MAGHRIBI RESIGNS AS PRESIDENT AND CHIEF EXECUTIVE OFFICER OF SIPEX CORPORATION AND AS A MEMBER OF THE BOARD OF DIRECTORS OF SIPEX
December 06, 2004 9:32:00 PM ET

Board Names Doug McBurnie as Interim President and CEO

MILPITAS, Calif., Dec. 6 /PRNewswire-FirstCall/ -- Sipex Corporation SIPX, a leading provider of high-performance, analog integrated circuits (ICs), announced today that Walid Maghribi has resigned as the Company's president and chief executive officer effective immediately because of disagreements with the Board over growth and prospects for the company. Sipex also announced that Mr. Magribi has resigned from the Company's Board of Directors effective immediately. The Board has named Doug McBurnie as the interim president and CEO until such time as Mr. Maghribi's successor is determined. The Board will initiate a search for a new president and CEO promptly.

About Sipex

Sipex Corporation is a semiconductor company that designs, manufactures and markets high performance, value-added analog integrated circuits (ICs). Sipex serves the broad analog signal processing market with interface, power management and optical storage ICs for use in automotive, portable products, computing, communications, and networking infrastructure markets. The company is headquartered in Milpitas, CA with additional offices in Belgium, Canada, China, Germany, Japan, Taiwan and the UK. Sipex sells products direct and through its distribution channels. For more information about Sipex, visit www.sipex.com.

CONTACT: Doug McBurnie President & CEO 408-935-7400